Filed Pursuant to Rule 433
Registration No. 333-266555

Pricing Term Sheet

Senior Callable Fixed-to-Fixed Reset Rate Notes due 2029

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,400,000,000 5.778% senior callable fixed-to-fixed reset rate notes due 2029

Issue Price:	100.000%

Maturity Date:	July 6, 2029

Treasury Benchmark:	5-year U.S. Treasury, 3.625% due May 31, 2028

Treasury Benchmark Price / Yield:	97-25 / 4.128%

Spread to Treasury Benchmark:	165 basis points

Reoffer Yield:	5.778%

Coupon:

From and including July 6, 2023 to, but excluding, July 6, 2028 (the “Reset Date”), the Notes will bear interest at the fixed rate of 5.778% per annum.

From and including the Reset Date to, but excluding, the Maturity Date, the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined in the preliminary prospectus supplement) as determined by The Bank of New York Mellon as calculation agent on the second Business Day (as defined below) immediately preceding the Reset Date, plus 1.65% (the “Reset Fixed Rate”).

The determination of the applicable U.S. Treasury Rate and the Reset Fixed Rate is subject to the provisions set forth under “Description of the Notes—Fixed-to-Fixed Reset Rate Notes—Reset Fixed Rate Period” in the preliminary prospectus supplement.

Interest Payment Dates:	Semi-annually in arrears on January 6 and July 6 of each year, starting on January 6, 2024

Day Count:	30/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	June 29, 2023

Settlement Date:	July 6, 2023 (T+4)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 6, 2028, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Use of Proceeds:	The Issuer intends to use the net proceeds of the offering to make a loan that is intended to qualify as internal TLAC under the Japanese TLAC Standard to Mizuho Bank, Ltd. (“Mizuho Bank”), and Mizuho Bank intends to utilize an amount equal to the net proceeds to finance and/or refinance, in whole or in part, existing and/or new “Eligible Green Projects” as defined under the Green Bond Framework adopted by the Issuer as further described in the preliminary prospectus supplement.

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC and J.P. Morgan Securities LLC

Joint Lead Managers:	BofA Securities, Inc. and Goldman Sachs & Co. LLC

Senior Co-Managers:	Danske Markets Inc., ING Financial Markets LLC and Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., BBVA Securities Inc., Bank of China Limited, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., Citizens Capital Markets, Inc., The Governor and Company of the Bank of Ireland, Industrial and Commercial Bank of China (Asia) Limited, KKR Capital Markets LLC, TD Securities (USA) LLC, Academy Securities, Inc., AmeriVet Securities, Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC, Great Pacific Securities, Loop Capital Markets LLC, Mischler Financial Group, Inc., R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC

CUSIP:	60687Y CZ0

ISIN:	US60687YCZ07

Common Code:	264610087

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or J.P. Morgan Securities LLC, at 1-212-834-4533.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

Pricing Term Sheet

Senior Callable Fixed-to-Fixed Reset Rate Notes due 2034

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,100,000,000 5.748% senior callable fixed-to-fixed reset rate notes due 2034

Issue Price:	100.000%

Maturity Date:	July 6, 2034

Treasury Benchmark:	10-year U.S. Treasury, 3.375% due May 15, 2033

Treasury Benchmark Price / Yield:	96-04+ / 3.848%

Spread to Treasury Benchmark:	190 basis points

Reoffer Yield:	5.748%

Coupon:

From and including July 6, 2023 to, but excluding, July 6, 2033 (the “Reset Date”), the Notes will bear interest at the fixed rate of 5.748% per annum.

From and including the Reset Date to, but excluding, the Maturity Date, the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined in the preliminary prospectus supplement) as determined by The Bank of New York Mellon as calculation agent on the second Business Day (as defined below) immediately preceding the Reset Date, plus 1.90% (the “Reset Fixed Rate”).

The determination of the applicable U.S. Treasury Rate and the Reset Fixed Rate is subject to the provisions set forth under “Description of the Notes—Fixed-to-Fixed Reset Rate Notes—Reset Fixed Rate Period” in the preliminary prospectus supplement.

Interest Payment Dates:	Semi-annually in arrears on January 6 and July 6 of each year, starting on January 6, 2024

Day Count:	30/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	June 29, 2023

Settlement Date:	July 6, 2023 (T+4)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 6, 2033, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Use of Proceeds:	The Issuer intends to use the net proceeds of the offering to make a loan that is intended to qualify as internal TLAC under the Japanese TLAC Standard to Mizuho Bank, Ltd. (“Mizuho Bank”), and Mizuho Bank intends to utilize such funds for its general corporate purposes.

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC and J.P. Morgan Securities LLC

Joint Lead Managers:	BofA Securities, Inc. and Goldman Sachs & Co. LLC

Senior Co-Managers:	Danske Markets Inc., ING Financial Markets LLC and Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., BBVA Securities Inc., Bank of China Limited, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Citigroup Global Markets Inc., Citizens Capital Markets, Inc., The Governor and Company of the Bank of Ireland, Industrial and Commercial Bank of China (Asia) Limited, KKR Capital Markets LLC, TD Securities (USA) LLC, Academy Securities, Inc., AmeriVet Securities, Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC, Great Pacific Securities, Loop Capital Markets LLC, Mischler Financial Group, Inc., R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc. and Siebert Williams Shank & Co., LLC

CUSIP:	60687Y DB2

ISIN:	US60687YDB20

Common Code:	264610109

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or J.P. Morgan Securities LLC, at 1-212-834-4533.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.